Exhibit 99.1
FOR IMMEDIATE RELEASE
VERMILLION ANNOUNCES THE APPOINTMENT OF CARL SEVERINGHAUS TO
BOARD OF DIRECTORS
FREMONT, Calif., March 3, 2010/PR Newswire-First Call/ —Vermillion, Inc. (VRML.PK), a molecular diagnostics company, today announced the appointment of Carl Severinghaus to its Board of Directors. Mr. Severinghaus currently serves as President of Tecan Americas, a leading global provider of laboratory instruments and solutions in biopharmaceuticals, forensics, and clinical diagnostics.
“Carl has a proven track-record in the management and development of new sales markets and distribution channels in the life-sciences and diagnostics industries,” said Gail Page, the Company’s Chief Executive and Chair of the Board. “We are pleased to welcome him to the Board, especially at a time when our focus will be on the commercialization of OVA1™. Carl’s extensive domestic and international sales and marketing expertise will add a critical skill set to our board’s composition.”
Mr. Severinghaus, who has held the position of President of Tecan Americas since 2009, is responsible for the sales and operations for the Americas Sales Regions, including U.S., Canada, and South America. From 2007 to 2008, he was Senior Vice President of International Sales, responsible for the worldwide sales and operations of the direct and OEM sales channels. Since 2007, he has served as a member to the Executive Committee of Tecan, an internal Board responsible for implementing the Board of Directors’ worldwide strategies and goals. He was President and General Manager of Tecan from 1999 to 2006, and Vice President of Sales and National Sales Manager from 1991 to 1998. Prior to joining Tecan, he held National Sales Manager position at American Monitor Corporation from 1980 to 1991. Mr. Severinghaus received his Bachelor of Fine Arts degree in Communications and Public Speaking from Drake University in 1974. He is a member of the Analytical & Life Science Systems Association, the Association for Laboratory Science, and the American Association for Clinical Chemistry.
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at www.vermillion.com.

About the OVA1™ Test
The OVA1™ Test is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers — Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), b2-Microglobulin ( b 2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) — and a proprietary algorithm to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned. OVA1™ Test is a trademark of Vermillion Inc.
Forward-Looking Statement
Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. There are no guarantees that Vermillion will succeed in its efforts to commercialize ovarian cancer or OVA1™ diagnostics products in 2010 or during any other period of time. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty in obtaining intellectual property protection for inventions made by Vermillion; (2) unproven ability of Vermillion to develop, and commercialize diagnostic products based on findings from its disease association studies; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of market acceptance of its OVA1™ diagnostic test or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid or Vermillion’s ability to relist its shares on the NASDAQ Global Market or on other national securities exchange; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.